EXHIBIT 99.1

NEWS RELEASE for May 3, 2006 at 4:00 pm EDT

Contact:	Allen & Caron Inc
	Michael Lucarelli (investors)	Len Hall (media)
	212-691-8087	949-474-4300
	m.lucarelli@allencaron.com	len@allencaron.com

DIGITAL ANGEL CORPORATION ANNOUNCES

2006 FIRST QUARTER RESULTS

Record Revenue Up 18%; Year-Over-Year Animal Application Sales Increase 39%

SO. ST. PAUL, MN (May 3, 2006) … Digital Angel Corporation (Amex:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets, today announced results for its first quarter ended March 31, 2006. Total revenue in this year’s first quarter increased 18 percent to $15.8 million from $13.4 million in the first quarter of 2005. The quarterly revenue was the highest ever achieved by the Company.

Animal Application segment revenue for the current quarter grew $3.2 million, or 39 percent, over last year’s comparable quarter. The increase resulted from continued companion pet and livestock sales growth and the inclusion of a full quarter’s revenue from Denmark-based DSD Holdings and its wholly-owned subsidiary, Daploma International A/S, which was purchased by Digital Angel in February 2005. The first quarter of 2005 only included approximately one-month of Daploma sales results.

Net loss in the first quarter of this year was $586,000 or a loss per basic and diluted share of $0.01, versus a net loss for the first quarter of 2005 of $493,000, or $0.01 loss per basic and diluted share. Included in the net loss for the 2006 first quarter was a charge of approximately $215,000 for expenses related to an acquisition that was not consummated. This charge kept the Company from being EBITDA positive for the quarter.

Revenue from the Company’s Animal Applications business in this year’s first quarter was $11.5 million compared to $8.3 million in the 2005 first quarter, and revenue from its GPS and Radio Communications business was $4.3 million compared to $5.1 million in the prior year first quarter. The decline in the GPS and Radio Communications business was principally due to the completion of an $8 million contract with the government of India last year. Prospects for future sales remain strong in this business segment, said Digital Angel President and CEO Kevin N. McGrath.

McGrath characterized the first quarter as a strong start to what he believes will be a prosperous year for Digital Angel. “We are very pleased with our results for this year’s first quarter, especially the performance of our Animal Applications business, which is growing in sales and profit contribution and expanding throughout the world,” McGrath said. “Our strategy

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has been to create a truly global business and we believe the results of the first quarter demonstrate we are making significant progress toward that goal. The gross profit margin for the quarter was somewhat lower than the fourth quarter of 2005, primarily the result of product mix issues and added freight costs incurred to meet customer delivery schedules. If our gross profit margin had remained the same as 2005’s fourth quarter, the Company would have been profitable this quarter.”

McGrath noted that Digital Angel’s Animal Applications unit, which manufactures and distributes visual tags and electronic RFID microchips for fish, livestock, poultry and electronic RFID microchips for pets, is playing a key role in the global move to ensure the integrity of the food chain and to provide advanced technology as a mechanism toward better visibility into the outbreak of disease.

                                                “In countries all over the globe, government regulators, ranchers and consumers are recognizing the importance of source-verifiable livestock and the value of our products as a means to that end,” McGrath said. “As countries move further toward national identification programs, such as is happening in the U.S., Canada, Europe and South America, we believe our tagging business will continue to grow and prosper.”

Digital Angel ended the quarter with $8.7 million in cash, total assets of $89.2 million, total liabilities of $16.0 million and stockholders’ equity of $72.6 million.

Subsequent to the close of this year’s first quarter the Company exercised its option to make the final payment to the shareholders of Denmark-based DSD Holdings. Pursuant to the terms of the stock purchase agreement between Digital Angel and the shareholders of DSD Holdings, at any time between the closing date of the acquisition and December 31, 2006, the Company had the right to buyout the remaining purchase price. On April 13, 2006, the Company exercised its right to buyout the remaining purchase price by electing to pay the set amount, as defined in the agreement, of $2 million. The $2 million buyout price will be satisfied by a cash payment of $1 million, paid on April 13, 2006, and $1 million worth of the Company’s unregistered common stock, which the Company expects to issue within the next 90 days.

Chief Financial Officer James P. Santelli said. “We remain in sound financial shape and are positioned to take advantage of opportunities that come along.”

Results Conference Call

A conference call for institutional investors to discuss the results for the first quarter of fiscal year 2006 will take place today at 4:30 PM EDT, and will be broadcast live over the Internet. The live webcast may be accessed by visiting the Company’s site at www.DigitalAngelCorp.com or by going to www.vcall.com. Web participants are encouraged to go to these sites at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An online archive will be available immediately following the call and will continue to be available for seven days thereafter.

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, fish, poultry, humans and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital, Inc. (Nasdaq:ADSX). For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

The statements in this press release that are not strictly historical, are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, Applied Digital Inc. owns 55.4% of the Company’s common stock, new accounting pronouncements regarding expensing of share based compensation may impact the Company’s future results of operations, the Company may continue to incur net losses, infringement by third parties on the Company’s intellectual property or development of substantially equivalent proprietary technology by the Company’s competitors could negatively impact the Company’s business, domestic and foreign government regulation and other factors could impair the Company’s ability to develop and sell its products in certain markets, the Company relies on sales to government contractors for its animal identification and search and rescue beacon products, and any decline in the demand by these customers for such products could negatively affect the Company’s business, the Company depends on a single production arrangement for its patented syringe-injectable microchips, and the loss of or any significant reduction in the production could have an adverse effect on the Company’s business, technological change could cause the Company’s products to become obsolete, the loss of one of the Company’s principal customers could negatively impact the Company’s net revenue, the Company’s earnings will decline if the Company writes off goodwill and other intangible assts, options and warrants outstanding and available for issuance may adversely affect the market price of the Company’s common stock, currency exchange rate fluctuations could have an adverse effect on the Company’s sales and financial results, the Company depends on a small team of senior management. A detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the fiscal year ended December 31, 2005. Investors and stockholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

TABLES FOLLOW

DIGITAL ANGEL CORPORATION AND SUBSIDIARIES

Selected Financial Data

Condensed Balance Sheets

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)	(audited)
Total Current Assets	$29,899	$30,818
Property and Equipment, net	8,035	8,602
Goodwill	49,165	48,491
Other Intangible Assets, net	1,768	1,813
Other Assets, net	379	483
Total Assets	$89,246	$90,207

Total Current Liabilities	$10,914	$12,401
Long Term Debt and Notes Payable	3,525	3,656
Long Term Liabilities	1,575	1,086
Minority Interest	662	618
Stockholders’ Equity	72,570	72,446
Total Liabilities and Stockholders’ Equity	$89,246	$90,207

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	For the First Quarter Ended
	March 31,
	2006	2005

Total Net Revenue	$15,822	$13,403
Gross Profit	6,776	5,995
Selling, General and Administrative Expenses	6,232	5,328
Research and Development Expenses	1,190	1,086
Operating Loss	(646)	(419)
Net Loss	(586)	(493)

Net Loss per Common Share -Basic and Diluted	$(0.01)	$(0.01)
Weighted Average Common Shares Outstanding-Basic and Diluted	43,907	43,666

Selected Cash Flow Data

(in thousands)

(unaudited)

	For the Quarter Ended March 31,
	2006	2005

Net Cash Used in Operating Activities	$(1,401)	$(1,457)
Net Cash Used in Investing Activities	(339)	(1,272)
Net Cash Provided by Financing Activities	388	41
Net Decrease in Cash	(1,342)	(2,620)

Reconciliation of Operating Loss to Earnings Before Interest, Tax,
Depreciation and Amortization (EBITDA) Before Acquisition Costs

(unaudited)

	For the Quarter Ended March 31,
	2006	2005
Operating loss	$(646)	$(419)
Depreciation and amortization	455	502
EBITDA	(191)	83
Acquisition costs	215	—
EBITDA before acquisition costs	$24	$83

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